Exhibit 99.1

For Immediate Release	Contact Information
Thursday, July 24, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports Record Oil and Gas Sales
In First Half; Updates Current Operations

SAN ANTONIO -- July 24, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today provided estimated oil and gas sales volumes for the second quarter and first half of 2008 and updated current operations. Highlights include:
•	Record combined oil and gas sales for both periods;
•	Record Glen Rose Porosity oil sales;
•	Eleven rigs drilling currently;
•	A total of 59 wells spudded to date this year.

Net, second-quarter oil and gas sales were approximately 3,690 bopd and 9.3 mmcfd, a combined rate of approximately 31.4 mmcfde, 33 percent above first-quarter 2008 and a 37 percent increase from last year's second quarter.

TXCO Estimated Oil and Gas Sales Volumes*
	2Q 2008	2Q 2007	%Change	1H 2008	1H 2007	% Change
Natural gas/mmcf	844.9	644.5	+31.1%	1,510	865.3	+74.5%
Oil/bbls	336,138	240,621	+39.7%	583,386	392,081	+48.8%
Natural Gas Equivalent/mmcf	2,862	2,088	+37.0%	5,010	3,218	+55.7%
Barrels Equivalent/boe	476,963	348,034	+37.0%	835,015	536,306	+55.7%
*2008 periods unaudited. mmcf=million cubic feet, bbls=barrels, boe=barrels of oil equivalent

Operations Review
Currently, TXCO has 11 rigs running, including nine on its core Maverick Basin acreage and two in the East Texas Fort Trinidad Field. The Company has had record drilling activity this year with 59 wells started through mid July, and is on track to achieve its record 2008 CAPEX program of more than $125 million, which calls for drilling or re-entering more than 100 wells.

In the Maverick Basin, the Glen Rose Porosity play had record quarterly sales of 226,024 barrels, or 2,484 bopd, a 40 percent increase above the year-earlier period and the highest quarterly total in the six-year history of the play. The Company has completed or spudded 18 of 35 Porosity wells scheduled for this year.

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TXCO is now drilling or completing four wells targeting the Pearsall shale gas resource play. The Company performed a horizontal fracture treatment on the Comanche 34-1H (78 percent working interest) last week. Four stages were fraced and fluid flowback is under way with 600-900 mcfd of gas at 590 psi flowing tubing pressure, rising slowly. While initial flowback results were lower than expected, 25 percent of the frac fluid has been recovered and gas flow is expected to increase as the well continues to clean-up.

Drilling has been completed and casing set on the Myers 2-683 (100% WI) and a multi-stage fracture stimulation is scheduled to start by the end of this month. The targeted horizontal lateral was fully cased and cemented while the first two fracture-stimulated Pearsall wells used uncemented liners. Utilizing a nearby offset well, TXCO also will conduct a microseismic survey that will capture key information from the stimulation treatment that will improve future frac designs. On the Briscoe-Chupadera 1ST (50% WI), the lateral currently is being re-drilled following mechanical problems with the initial horizontal wellbore. A fourth 2008 Pearsall well, the San Pedro 1H ST (50% WI), is expected to spud within the next few days.

On TXCO's San Miguel oil sands pilot projects, the initial formation pre-heat phase is under way on the steam-assisted gravity drainage (SAGD) pilot (50% WI). High-temperature steam injection is scheduled to start during the current quarter and should be followed by production in the fourth quarter. On the fracture-assisted steamflood technology (FAST) pilot (50% WI) installation is under way on two, 50 mmBtu steam generators that have been delivered from China. Steam injection for the pre-heat phase in both the vertical FAST pilot and horizontal FAST pilot is expected to start during the current quarter.

In the East Texas Fort Trinidad Field's Glen Rose play, the MG 1 (50% WI) and Forrest 4H (100% WI) have vertical completions under way in the lower Glen Rose, while the Forrest 3H (100% WI) has begun a horizontal lateral that is now drilling in the Glen Rose B zone after testing determined lower zones were uncommercial through vertical completions. The Maples 1H (100% WI) was spudded in June and drilling continues vertically in the Glen Rose interval. A fifth Glen Rose well, the Shelly 1 (100% WI), is scheduled to spud following completion of the Maples well.

Management Perspective
"TXCO had an excellent quarter with record oil and gas sales and drilling activity," said CEO James E. Sigmon. "We are making significant progress not only in the Pearsall shale play but also the San Miguel oil sands and the Glen Rose play in East Texas.

"We're building on results from our initial Pearsall efforts and anticipate that we will gain more knowledge on how best to complete wells in this emerging play as we go forward," he added. "We're also learning more about the San Miguel sands as our pilots progress towards full steam injection and ultimately commercial production status. We continue to expect record production, reserves and profitability for TXCO in 2008."

Property Sale
TXCO is expected to close by the end of the month on the sale of its interests in 15 non-core properties, primarily in South Texas and the Gulf of Mexico, to Traditions 2008 Investments, LLC for $9.6 million. The properties have current net production of approximately 1.3 mmcfd and 3.7 bcfe of proved reserves. TXCO acquired the acreage through its 2007 purchase of Output Exploration LLC.

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Earnings Announcement and Webcast
TXCO expects to announce second-quarter and first-half earnings on Wednesday, Aug. 6, with a conference call on Thursday, Aug. 7. Also, the Company will present at EnerCom's 13th Oil & Gas Conference, set for Aug. 10-14 in Denver. TXCO is scheduled to present at 1:55 p.m. MDT (2:55 p.m. CDT) Monday, Aug. 11. A webcast will be available via the Internet on TXCO's web site, http://www.txco.com/presentation.html, and the conference web site, www.theoilandgasconference.com.

About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected results, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended March 31, 2008. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.